Exhibit 99.2

EyeGate Pharma Announces Positive Top-line Data from First-in-Human Pilot Trial of Ocular Bandage Gel in Corneal Epithelial Defects

Company Plans to Continue Development with Next Controlled Trial Q2 2017

WALTHAM, Mass., January 30, 2017 — EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG) (“EyeGate” or the “Company”), a specialty pharmaceutical company that focuses on developing and commercializing products for treating diseases and disorders of the eye, today announced topline results from the first-in-human pilot trial of its EyeGate Ocular Bandage Gel (“EyeGate OBG”) for the acceleration of re-epithelialization of large corneal epithelial defects in patients having undergone photorefractive keratectomy (“PRK”).

The EyeGate OBG is a clear viscous hydrogel eye drop with a 0.75% concentration of CMHA-S hydrogel, capable of coating the ocular surface with little to no optical blur and designed to resist degradation under conditions present in the eye. The prolonged residence time of the bandage on the ocular surface, it is thought, addresses the limitations of current non-cross-linked hyaluronic acid formulations.

The prospective, randomized, controlled study enrolled 39 subjects undergoing bilateral PRK surgery and aimed to assess the safety and performance of EyeGate OBG on its own or combined with a Bandage Contact Lens (“BCL”) compared to the current standard of care, artificial tears and BCL. The primary endpoint of the study was complete wound closure by Day 3.

The enrolled subjects were randomized into one of three study groups, with subjects receiving the same treatment in both eyes:

•	Patients in arm 1 (n=12) received EyeGate Ocular Bandage Gel four times daily (QID) for 2 weeks after surgery
•	Arm 2 (n=14) was comprised of EyeGate Ocular Bandage Gel QID for 2 weeks after surgery in combination with a BCL
•	Arm 3 (n=13) was comprised of artificial tears administered 4 times daily and BCL.

The study demonstrated safety and tolerability of EyeGate OBG, with encouraging potential efficacy. 75% of the subjects in Arm 1 (EyeGate OBG alone) achieved complete wound closure by Day 3, compared to 53.8% of patients that received the standard of care. Additionally, the average wound surface area on Day 1 (24 hours post-surgery) was 18.5 mm2 for patients in the EyeGate OBG alone arm compared to 39.5mm2 in the BCL arm, a 53.3% improvement.

Based on these positive results, EyeGate plans to continue development with a double-masked, controlled trial evaluating EyeGate OBG monotherapy against BCL in Q2 2017.

Dan Durrie, M.D., Clinical Professor and Director of Refractive Surgery Services at the University of Kansas Medical Center and a Principal Investigator of study said, “The results of this pilot trial are extremely exciting, as Eyegate OBG not only showed safety and tolerability results, but also demonstrated encouraging signs of potential efficacy, with 9 of 12 subjects achieving complete closure by Day 3 and a significant reduction in average wound size just 24 hours after surgery. These data suggest that the product has the potential to provide significant benefit in the treatment of various types of corneal epithelial defects.”

Barbara Wirostko M.D., Chief Medical Officer of EyeGate added, “Corneal epithelial defects represent a large, underserved market with no approved eye drops available in the United States for accelerating corneal re-epithelization. Such defects can lead to ocular infections, inflammation, corneal neovascularization, and vision loss if not treated promptly and effectively. The positive results from this pilot study of Eyegate OBG reinforces our belief in the product’s potential as a viable option for the treatment of corneal epithelial defects. We are highly encouraged by the data and remain committed to further exploring EyeGate OBG in future clinical trials.”

About EyeGate:

EyeGate is a clinical-stage specialty pharmaceutical company that is focused on developing and commercializing products for treating diseases and disorders of the eye. EGP-437, the Company’s first product in clinical trials, incorporates a reformulated topically active corticosteroid, Dexamethasone Phosphate that is delivered into the ocular tissues through EyeGate’s proprietary innovative drug delivery system, the EyeGate® II Delivery System. In addition, EyeGate is developing, through its wholly-owned Jade subsidiary, products using cross-linked thiolated carboxymethyl hyaluronic acid (“CMHA-S”), a modified form of the natural polymer hyaluronic acid (HA), which possesses unique physical and chemical properties such as hydration and healing properties. The ability of CMHA-S to adhere longer to the ocular surface, resist degradation and protect the ocular surface makes it well-suited for treating various ocular surface injuries. For more information, please visit www.EyeGatePharma.com.

Safe Harbor Statement:

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s EGP-437 combination product and those of Jade, a wholly owned subsidiary of EyeGate, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, certain risk factors described under the heading “Risk Factors” contained in our Annual Report on Form 10-K filed with the SEC on March 30, 2016, and our Quarterly Report on Form 10-Q, as filed with the SEC on May 13, 2016 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact:

Lee Roth / Janhavi Mohite

The Ruth Group for EyeGate Pharmaceuticals

646-536-7012 / 7026

lroth@theruthgroup.com / jmohite@theruthgroup.com